EXHIBIT 99.1

News Release
FINAL	Press Department:
Diana Phillips
Matthew Weigman
(212) 606-7176
Investor Relations:
Jennifer Park
(212) 894-1023

SOTHEBY’S ANNOUNCES 2006 SECOND

QUARTER AND FIRST HALF RESULTS

•	Highest Second Quarter Results in Company History – Revenues of $248.3 million and Income from Continuing Operations of $72.4 million
•	Second Quarter Diluted Earnings per Share from Continuing Operations of $1.17
•	First Half Income from Continuing Operations more than doubles to $68.4 million

August 2, 2006, New York -- Sotheby’s (NYSE: BID) today announced results for the second quarter and first six months ended June 30, 2006.

For the quarter ended June 30, 2006, the Company reported record revenues of $248.3 million, a $69.9 million, or 39%, increase from the prior period, primarily due to higher auction commission revenues attributable to a 52% increase in Aggregate Auction Sales as well as a 77% increase in private sale commissions. Also contributing to the improvement versus the prior year is an $8.4 million, or seven-fold, increase in principal activities revenues due to successful results from auction guarantees in the quarter.

Income from continuing operations for the second quarter of 2006 was an historic high of $72.4 million, or $1.17 per diluted share, compared to $42.5 million, or $0.67 per diluted share for the prior period, a $29.9 million, or 70% improvement. Adjusted EBITDA* for the second quarter of 2006 was $123.4 million, a $48.1 million, or 64%, increase from the prior year period. This growth, which is largely due to the increase in revenues highlighted above, is partially offset by certain expense increases primarily related to the overall increase in sales and profitability, a $4.2 million, or 22%, increase in direct costs and a $9.9 million increase in incentive bonus costs attributable to the strong results of the quarter.

For the first six months of 2006, revenues reached a record high of $344.3 million, a $91.8 million, or 36%, improvement. This rise is due to the increase in auction commission and principal activities revenues discussed above. Income from continuing operations for the first half 2006 was $68.4 million, a $35.7 million, or 109%, increase from the first half of 2005. Adjusted EBITDA* for the first half 2006 was $130.9 million, a $57.9 million, or 79%, improvement from the first half 2005. Diluted earnings per share from continuing operations was $1.14 for the first half of 2006, more than double the prior period figure of $0.51.

“These results represent Sotheby’s best second quarter in our history,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “Once again, Sotheby’s auctioned the top lot of the season and we sold 287 lots for over $1 million. We have more than doubled our first half 2006 net income and earnings per share from the prior year, which is an impressive achievement, especially considering the strength of last year’s results as well as the competitive landscape.”

“The discipline of being a public company has focused Sotheby’s on running our business in the best interests of our shareholders, our clients and our employees,” continued Mr. Ruprecht. “To that end, we made a conscious decision to enhance profitability by concentrating on key high end and middle market opportunities and eliminating the costly high volume, lower end marginal sales. Consequently, we have intentionally halved our lot volume over the last six years. Our excellent financial performance clearly validates this strategy.”

Second and Third Quarter Sales

The most notable contributors to our performance were the Impressionist and Modern Art, Contemporary Art, Russian Art and Asian Art fields. Certainly the highlight of the second quarter was the sale of Picasso’s Dora Maar au Chat, which brought $95.2 million, becoming the second highest price for a painting ever sold at auction. This masterpiece was sold in the Impressionist series of sales which brought $248.3 million, representing Sotheby’s highest total since 1990 and leading this market in New York.

Sotheby’s June sales in London also achieved excellent results. The Impressionist and Modern Art Sales led the market with a total of $201.8 million, at the high end of the pre-sale estimate of $149.7 to $211.3 million** and almost double last June’s excellent sales total of $108.6 million. The sales brought the highest total ever for a series of auctions held in Europe, with 30 lots selling for over $1 million. The highlight of the sale was Modigliani’s Portrait of Jeanne Hebuterne which sold for $30 million. The London Contemporary sales also led the market and were Sotheby’s best London sales ever in this field. The sales brought $77.6 million, a 60% increase from the prior year and at the high end of the pre-sale estimate of $56.3 to $77.7 million**. Twelve new Contemporary records were set with 14 lots selling for over $1 million.

Russian Paintings and Works of Art continued to show great momentum in both New York and London in the second quarter. New York’s April sale totaled $54.4 million, surpassing its pre-sale high estimate of $46.3 million** and bringing the highest total ever for a sale of Russian Art worldwide. Sotheby’s broke its own record one month later in London when our May sale brought $55.4 million, soundly above its pre-sale high estimate of $42.9 million**. Twenty seven auction records were achieved in the London sale with 12 lots selling for over $1 million.

Sotheby’s Spring sale of American Paintings in New York led the market and brought an exceptional $60.0 million, towards the high end of its pre-sale estimate of $41.3 to $62.3 million** and a $19.6 million, or 49%, improvement from the prior year. A number of records were set with the highlight being Norman Rockwell’s poignant Homecoming Maine which depicts a young soldier’s return from overseas at the end of World War II (sold for $9.2 million).

In London last month, Sotheby’s Old Masters Paintings sales achieved $58.7 million with twenty three new auction records set and 65% of the lots sold in the evening sale exceeding their high estimates. Highlights of the sales included Pieter Brueghel the Younger’s The Procession to Cavalry, which was the top lot of the sales at $9.5 million, and works by Jan van Huysum, Jean-Honoré Fragonard, Canaletto and Francesco Guardi.

Also sold at Sotheby’s London in July was the most important book in English Literature, the First Folio edition of Shakespeare’s plays for $5.2 million. The book is now the most valuable book ever sold at auction at Sotheby’s London.

An important piece of American history was sold at Sotheby’s New York to remarkable results. On Flag Day, June 14th, four battle flags that were captured during the American Revolution and returned to America after 225 years were sold. Taken as trophies of battle by one of Britain’s most notorious commanders, Lieutenant Colonel Banastre Tarleton, during conflicts in Bedford, New York in 1779 and at Waxsaws on the North Carolina/South Carolina border in 1780, the flags sold for an astounding $17.4 million. They were estimated to sell for $4 to $10** million.

One of the most important sales ever took place at Sotheby’s in New York in late June when the Collection of Dr. Martin Luther King, Jr. was sold privately to Dr. King’s alma mater, Morehouse College in Atlanta for an undisclosed sum. The entire collection, which comprised more than 10,000 manuscripts and 7,000 items drafted by Dr. King in his own hand will be forever accessible to the public and to the scholarly community. Sotheby’s is honored to have brokered the sale of this national treasure and to have played a role in this historic outcome.

Upcoming Sales

Sotheby’s is encouraged by the current level of auction consignments for the fourth quarter.

In New York this October, Sotheby’s will be offering for sale important furniture from the collection of Anthony Ingrao, President of the New York architecture and design firm Ingrao, Inc. The sale features outstanding 18th century English, French and Continental furniture as well as important 20th century design works. The sale of approximately 200 lots is expected to bring in excess of $12 million**.

Highlighting the Asia Week sales in Hong Kong this October is a theme auction entitled Visions of Enlightenment: A Collection of Important Early Ming Buddhist Bronzes which features an extraordinary Large and Important Gilt-Bronze Figure of Shakyamuni, mark and period of Yongle, which is estimated to bring in the region of $8 million**.

This fall, and in April 2007, Sotheby’s New York will offer for sale one of the most important private collections of 19th century furniture ever to appear at auction. The collection of more than 400 lots will be offered in two single-owner sales; Volume I will be held on October 26th and will feature important works by key cabinet-makers of the 19th century such as François Linke, Henry Dasson, Alfred Beurdeley and Paul Sormani. The entire collection is estimated to bring in excess of $8/12 million**.

A major exhibition of Modern and Contemporary sculpture entitled Beyond Limits will be held at Chatsworth in Derbyshire this fall. Works by artists such as Jean Dubuffet, Antony Gormley, Aristide Maillol and James Turrell will be exhibited and all will be available for private sale. The exhibition will take place between September 8th and October 27th.

A remarkable collection of illustrated books, manuscripts, photographs and engravings collected by Fred Feinsilber will be sold at Sotheby’s Paris this fall. The collection comprises 550 lots and is highlighted by illustrated books from the 15th century to the Modern period, including one of the most important sets of illustrated books by Picasso (45 items) ever offered at auction. The collection is estimated to total $7 million**.

* Non-GAAP financial measure. See Appendix B.

** Estimates do not include buyer’s premium.

About Sotheby’s

Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com.

Sotheby’s earnings conference call will take place on Wednesday, August 2, 2006, at 4:45 PM EST. Domestic callers should dial: 800-257-2182 and international callers should dial: 303-262-2004. The call reservation number is 11067057.

To listen to the conference call via web cast, please go to www.actioncast.acttel.com and enter the passcode 34937 when prompted. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

 SOTHEBY’S CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenues:
Auction and related revenues	$243,511	$175,558	$335,235	$247,733
Finance revenues	3,550	1,768	6,982	2,976
License fee revenues	722	448	1,192	624
Other revenues	516	578	905	1,134
Total revenues	248,299	178,352	344,314	252,467

Expenses:
Direct costs of services	23,228	19,029	36,111	29,270
Salaries and related costs	70,338	53,326	114,342	92,879
General and administrative expenses	31,155	30,618	63,208	57,837
Depreciation and amortization expense	5,292	5,570	10,663	11,217
Total expenses	130,013	108,543	224,324	191,203

Operating income	118,286	69,809	119,990	61,264

Interest income	1,109	1,632	1,628	3,241
Interest expense	(8,370)	(8,000)	(16,900)	(16,142)
Other expense	(816)	(218)	(570)	(213)

Income from continuing operations before taxes	110,209	63,223	104,148	48,150
Equity in earnings of investees, net of taxes	402	130	509	480
Income tax expense	38,232	20,859	36,214	15,874
Income from continuing operations	72,379	42,494	68,443	32,756

Discontinued operations:
Loss from discontinued operations before taxes	(1,419)	(736)	(1,486)	(698)
Income tax benefit	(488)	(219)	(513)	(198)
Loss from discontinued operations	(931)	(517)	(973)	(500)

Net Income	$71,448	$41,977	$67,470	$32,256

Basic earnings per share:
Income from continuing operations	$1.21	$0.68	$1.17	$0.52
Loss from discontinued operations	(0.02)	(0.01)	(0.02)	(0.01)
Basic earnings per share	$1.20	$0.67	$1.15	$0.51

Diluted earnings per share:
Income from continuing operations	$1.17	$0.67	$1.14	$0.51
Loss from discontinued operations	(0.02)	(0.01)	(0.02)	(0.01)
Diluted earnings per share:	$1.16	$0.66	$1.12	$0.50

Basic and diluted weighted average shares outstanding
Basic	59,740	62,841	58,437	62,718
Diluted	61,608	63,783	60,221	63,884

APPENDIX B

SOTHEBY’S GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to “adjusted” non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company’s results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below (all figures in thousands of dollars, except per share data)

	Three Months Ended June 30,		$ Increase / Decrease	% Increase / Decrease
	2006	2005

GAAP Income from Continuing Operations	$72,379	$42,494	$29,885	70.3%

Adjustments:
Depreciation and amortization expense	5,292	5,570	(278)	-5.0%
Net interest expense	7,261	6,368	893	14.0%
Income taxes related to continuing operations	38,232	20,859	17,373	83.3%
Income taxes related to earnings from equity investees	258	71	187	263.4%

Adjusted EBITDA	$123,422	$75,362	$48,060	63.8%

	Six Months Ended June 30,		$ Increase / Decrease	% Increase / Decrease
	2006	2005

GAAP Income from Continuing Operations	$68,443	$32,756	$35,687	108.9%

Adjustments:
Depreciation and amortization expense	10,663	11,217	(554)	-4.9%
Net interest expense	15,272	12,901	2,371	18.4%
Income taxes related to continuing operations	36,214	15,874	20,340	128.1%
Income taxes related to earnings from equity investees	327	258	69	26.7%

Adjusted EBITDA	$130,919	$73,006	$57,913	79.3%